GLOBETECH VENTURES CORP.

AND:

JOHN PETER ROSS

OPTION AGREEMENT
GLADYS LAKE PROPERTY

March 21, 2005

TABLE OF CONTENTS

1.0

DEFINITIONS

2.0

REPRESENTATIONS AND WARRANTIES OF OPTION GIVER

3.0

REPRESENTATIONS AND WARRANTIES OF GLOBETECH

4.0

ACQUISITION OF OPTION

5.0

EXERCISE OF OPTION

6.0

RIGHT OF ENTRY

7.0

TRANSFER OF PROPERTY

8.0

OBLIGATIONS OF GLOBETECH DURING OPTION PERIOD

9.0

TERMINATION OF OPTION

10.0

ROYALTY

11.0

FEASIBILITY STUDY

12.0

POWER TO CHARGE PROPERTY

13.0

TRANSFERS

14.0

SURRENDER AND ACQUISITION OF PROPERTY INTERESTS BEFORE TERMINATION OF AGREEMENT

15.0

FORCE MAJEURE

16.0

CONFIDENTIAL INFORMATION

16.1

Confidentiality

16.2

Public Announcements

16.3

Exceptions

17.0

ARBITRATION

18.0

DEFAULT AND TERMINATION

19.0

AREA OF COMMON INTEREST

20.0

NOTICES

21.0

GENERAL

OPTION AGREEMENT

THIS AGREEMENT is dated effective March 21, 2005

BETWEEN:

GLOBETECH VENTURES CORP., a company duly incorporated under the laws of the Province of British Columbia having an office address at 206 - 1489 Marine Drive, in the City of West Vancouver, in the Province of British Columbia V7T 1B8

(“Globetech”)

AND:

JOHN PETER ROSS, a prospector having an address at __________________________________, Whitehorse, Yukon

(“Option Giver”)

WHEREAS:

A.

The Option Giver is the owner of 50 mineral claims held under the Mineral Tenure Act (British Columbia) located approximately 30 miles northeast of Atlin, British Columbia in the Atlin Mining Division, as more particularly described in Schedule “A” (“Property”) hereto; and

B.

Option Giver has agreed to grant an exclusive option to Globetech to acquire all the interest of Option Giver in and to the Property, subject to the Royalty herein provided for, by performing work upon the Property, making payments to Option Giver and completing share issuances to Option Giver, all as herein provided.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of $10.00 now paid by Globetech to Option Giver and for other good and valuable consideration, the receipt and sufficiency whereof is by Option Giver hereby acknowledged, the parties agree as follows:

1.0

DEFINITIONS

1.1

In this Agreement, except as otherwise expressly provided or as the context otherwise requires:

“Agreement” means this Agreement, including the Schedules hereto, as amended or supplemented from time to time.

“Area of Common Interest” means that area as defined in Section 19.1.

“Commencement of Commercial Production” means:

(a)

if a concentrator is located on the Property, the last day of a period of 40 consecutive days in which, for not less than 30 days, such concentrator processed ore from the Property at 60% of its rated concentrating capacity; or

(b)

if no concentrator is located on the Property, the last day of the first period of 30 consecutive days during which ore has been shipped from the Property on a reasonably regular basis for the purpose of earning revenues;

but no period of time during which ore or concentrate is shipped from the Property for testing purposes, and no period of time during which milling operations are undertaken as initial tune-up, will be taken into account in determining the date of Commencement of Commercial Production.

“Net Smelter Return” shall be determined by multiplying:

(a)

the quantity of gold, silver or other metals or minerals contained in the ore or concentrates and actually sold or disposed of during any year to a purchaser (except such of the same as are removed from the Property for the purpose of making assays or tests, including, without limitation, reasonable pilot plant tests) after the date on which the Property comes into commercial production.

by:

(b)

the appropriate one or more of:

(i)

in the case of gold, the Annual Average London Final Fix; or

(ii)

in the case of silver, the Annual Average Silver Price; or

(iii)

in the case of other metals or minerals, the Annual Average Price;

less the aggregate of all Deductible Amounts paid or incurred by Globetech during such year,

where:

“Annual Average London Final Fix” means the arithmetic mean of the London Final Fix per ounce or gram of gold, as quoted by “Metals Week” during the year in question;

“Annual Average Silver Price” means the arithmetic mean of the weekly Handy & Harman price per ounce or gram of silver, as quoted by “Metals Week” during the year in question;

“Annual Average Price” means the arithmetic mean of the weekly price per unit for the relevant metal or mineral, as quoted by “Metals Week” and calculated separately during the year in question;

provided, however, that if any such fix or price ceases to be so published or the basis of determining the same is changed in any material manner that is adverse to either or both the parties, hereto, either party hereto may require the designation of a fix, price and/or publication in substitution for the relevant one designated above, and if within 30 days after so requiring such substitution the parties hereto have not agreed upon a substitute publication or quotation, the same shall be designated by Globetech and such designation shall be final and binding upon the parties hereto until again changed in accordance with the provisions of this proviso; and

“Deductible Amounts” means all costs or expenses paid or incurred by or for the account of Globetech during the year in question with respect to:

(a)

insurance, security costs, freight, trucking, handling and/or weighing, sampling and assaying (including, without limitation, umpire assays and representation) of the ore or concentrates ex headframe in the case of ores and ex mill or other treatment facility in the case of concentrates or other products;

(b)

all costs, charges, deductions or deductions incurred or paid by Globetech with respect to marketing or sale of the ore or concentrates;

(c)

any deduction, charge or penalty charged or deducted by the purchaser of the ore or concentrates and relating to the chemical composition or physical attributes of the ore or concentrates; and

(d)

any federal, provincial or municipal assessment, tax or levy relating to the ore or concentrates, including, without limitation, one of a sales or value-added nature, assessed against or payable by Globetech (other than taxes computed upon the basis of Globetech’s consolidated net income);

provided, however, that in determining the amount of Net Smelter Return for any period and for the purpose of allowing for delays in receipt of payment for the ore or concentrates from a purchaser of the ore or concentrates, Globetech may treat any sale or disposition of metals or minerals other than gold or silver (unless sold as a component of the ore or concentrates sold primarily for its content of metals or minerals other than gold or silver and payment therefor is part of such delayed payment) as having occurred up to 120 days subsequent to the date of the actual sale or disposition referred to in paragraph (a) of the definition of Net Smelter Return.

“Option” means the option to acquire a 100% interest of Option Giver’s right, title and interest in the Property as provided in Section 4.0.

“Option Period” means the period during the term of this Agreement from the date hereof to and including the date of exercise of the Option.

“Property” means the mineral claims described in Schedule “A”, and all mining leases and other mining interests derived from any such claims, and a reference herein to a mineral claim comprised in the Property includes any mineral leases or other interests into which such mineral claim may have been converted.  Property also includes any mineral interests that become part of the Property by operation of the Area of Common Interest provided in Section 19.0 or by the conversion of “legacy mineral claims” to “claims” pursuant to the provisions of the Mineral Tenure Act and Regulations and shall notwithstanding the absence of an area of common interest clause make all such claims subject to this Agreement.

“Property Rights” means all licences, permits, easements, rights-of-way, certificates and other approvals obtained by either of the parties either before or after the date of this Agreement and necessary for the development of the Property, or for the purpose of placing the Property into production or continuing production therefrom.

“Royalty” means the amount of royalty from time to time payable to Option Giver hereunder after Commencement of Commercial Production pursuant to Section 10.0.

1.2

The headings are for convenience only and are not intended as a guide to interpretation of this Agreement or any portion thereof.

1.3

The word “including”, when following any general statement or term, is not to be construed as limiting the general statement or term to the specific items or matters set forth or to similar items or matters, but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its broadest possible scope.

1.4

All accounting terms not otherwise defined herein have the meanings assigned to them, and all calculations to be made hereunder are to be made, in accordance with Canadian generally accepted accounting principles applied on a consistent basis.

1.5

In this Agreement, except as otherwise specified, all references to currency mean Canadian currency.

1.6

A reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

1.7

A reference to an entity includes any successor to that entity.

1.8

Words importing the masculine gender include the feminine or neuter, words in the singular include the plural, words importing a corporate entity include individuals, and vice versa.

1.9

A reference to “approval”, “authorization” or “consent” means written approval, authorization or consent.

2.0

REPRESENTATIONS AND WARRANTIES OF OPTION GIVER

2.1

Option Giver represents and warrants to Globetech that:

(a)

he is, under the laws of British Columbia legally entitled to hold the Property and all mineral claims comprised therein, and all Property Rights held by him and will remain so entitled until all interests of Option Giver in the Property (other than the Royalty) have been duly transferred to Globetech as contemplated hereby;

(b)

he is, and at the time of the transfer to Globetech of all mineral claims comprising the Property he will be, the recorded holder and beneficial owner of all of the mineral claims comprising the Property free and clear of all liens, charges and claims of others and no taxes or rentals are due in respect of any thereof; the mineral claims comprised in the Property have been duly and validly located and recorded pursuant to the Mineral Tenure Act (British Columbia), and, except as specified in Schedule “A” and accepted by Globetech, are in good standing in the office of the Mining Recorder on the date hereof and until the dates set opposite the respective names thereof in Schedule “A”;

(c)

there is no adverse claim or challenge against or to the ownership of or title to any of the mineral claims comprising the Property, nor to the knowledge of Option Giver is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof, and no person other than Option Giver, pursuant to the provisions hereof, has any royalty or other interest whatsoever in production from any of the mineral claims comprising the Property;

(d)

there is no outstanding directive or order or similar notice issued by any regulatory agency, including agencies responsible for environmental matters, affecting the Property or Option Giver nor is there any reason to believe that such an order, directive or similar notice is pending.  Option Giver also covenants that all work carried out on the Property has been done in full compliance with all applicable laws and regulations; and

(e)

no proceedings are pending for, and Option Giver is unaware of any basis for the institution of any proceedings leading to, the placing of Option Giver in bankruptcy or subject to any other laws governing the affairs of insolvent persons.

2.2

The representations and warranties contained in Section 2.1 are provided for the exclusive benefit of Globetech, and a breach of any one or more thereof may be waived by Globetech in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in Section 2.1 will survive the execution hereof.

3.0

REPRESENTATIONS AND WARRANTIES OF GLOBETECH

3.1

Globetech represents and warrants to Option Giver that:

(a)

it has been duly incorporated and validly exists as a corporation in good standing under the laws of British Columbia and is lawfully qualified to do business and to hold mineral claims and real property in the Province of British Columbia;

(b)

it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, the Articles or the constating documents of Globetech or any shareholders’ or directors’ resolution, indenture, agreement or other instrument whatsoever to which Globetech is a party or by which it is bound or to which it may be subject; and

(c)

it is in good standing in accordance with all applicable securities and regulatory authorities to which it is subject.

3.2

The representations and warranties contained in Section 3.1 are provided for the exclusive benefit of Option Giver and a breach of any one or more thereof may be waived by Option Giver in whole or in part at any time without prejudice to his rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in Section 3.1 will survive the execution hereof.

4.0

ACQUISITION OF OPTION

4.1

Option Giver hereby grants to Globetech the sole and exclusive right and option, subject to the terms of this Agreement, to acquire a 100% interest in the Property free and clear of all charges, encumbrances and claims, save and except for those set out herein, such option to be exercisable by Globetech upon:

(a)

Globetech paying to Option Giver a total of $95,000 cash to be paid as follows:

(i)

$10,000 on March 21, 2005;

(ii)

an additional $15,000 on or before March 21, 2006;

(iii)

an additional $20,000 on or before March 21, 2007;

(iv)

an additional $25,000 on or before March 21, 2008; and

(v)

an additional $25,000 on or before March , 2009;

(b)

Globetech issuing to Option Giver 400,000 common shares in the capital of Globetech as follows:

(i)

50,000 shares on March 21, 2005;

(ii)

an additional 50,000 shares on or before March 21, 2006;

(iii)

an additional 50,000 shares on or before March 21, 2007;

(iv)

an additional 100,000 shares on or before March 21, 2008; and

(v)

an additional 150,000 shares on or before March 21, 2009;

(c)

in the event of a change in capitalization affecting the shares, such as a subdivision, consolidation or reclassification of the shares or other relevant changes in shares, including any adjustment arising from a merger, acquisition or plan of arrangement, such proportionate adjustments, if any, appropriate to reflect such change shall be made by Globetech with respect to the number of shares to be issued to Option Giver; and

(d)

Option Giver acknowledges that each share certificate issued pursuant to this Agreement shall have imprinted thereon a legend restricting transfer in Canada for such hold period as may then be applicable.

5.0

EXERCISE OF OPTION

5.1

Globetech may at any time after it has satisfied its obligations under Section 4.0 exercise the Option by delivering a notice to Option Giver, provided always that nothing herein will at any time oblige Globetech to give such notice.

5.2

If and when the Option has been exercised, a 100% right, title and interest in and to the Property will vest in Globetech free and clear of all charges, encumbrances and claims, save and except for the obligations of Globetech under Sections 10.0, 11.0 and 14.0.

6.0

RIGHT OF ENTRY

6.1

Throughout the Option Period the directors and officers of Globetech and its servants, agents and independent contractors, will have the sole and exclusive right in respect of the Property to:

(a)

enter thereon;

(b)

have exclusive and quiet possession thereof;

(c)

do such prospecting, exploration, development and/or other mining work thereon and thereunder as Globetech in its sole discretion may determine advisable;

(d)

bring upon and erect upon the Property buildings, plant, machinery and equipment as Globetech may deem advisable; and

(e)

remove therefrom and dispose of reasonable quantities of ores, minerals and metals for the purpose of obtaining assays or making other tests.

7.0

TRANSFER OF PROPERTY

7.1

Concurrently with the execution of this Agreement Option Giver will deliver to Globetech duly executed transfers of the Property in favour of Globetech.

7.2

Globetech will be entitled to record all transfers contemplated hereby at its own cost with the appropriate government office to effect legal transfer of the Property into the name of Globetech and will hold the Property subject to the terms of this Agreement, it being understood that the transfer of a 100% interest in legal title to the Property to Globetech before the exercise of the Option is for administrative convenience only.

7.3

Globetech agrees to execute transfers of a 100% interest in the Property in favour of Option Giver, such transfers to be held in escrow by a mutually acceptable third party.  In the event Globetech fails to exercise the Option granted herein, such transfers shall be delivered to Option Giver and in the event that Globetech exercises its option such transfers will be returned to Globetech.  The parties agree to execute an escrow agreement in terms to be agreed upon between them as negotiated in good faith.

7.4

A memorandum of this Agreement, shall, upon the written request of any party, be recorded in the office of any governmental agency so requested, in order to give notice to third parties of the respective interests of the parties in the Property and this Agreement.  Each party hereby covenants and agrees with the requesting party to execute such documents as may be necessary to perfect such recording.

8.0

OBLIGATIONS OF GLOBETECH DURING OPTION PERIOD

8.1

During the Option Period Globetech will:

(a)

maintain in good standing those mineral claims comprised in the Property that are in good standing on the date hereof by the doing and filing of assessment work or the making of payments in lieu thereof, by the payment of taxes and rentals and the performance of all other actions which may be necessary in that regard and in order to keep such mineral claims free and clear of all liens and other charges arising from Globetech’s activities thereon except those at the time contested in good faith by Globetech.  Globetech shall provide proof of compliance with assessment filings or payments and any taxes to Option Giver at least 15 days prior to the due date of any such filing or payment requirement.  Globetech shall also promptly provide Option Giver with copies of any notices received by it from any party respecting the Property;

(b)

permit Option Giver and designated consultants of Option Giver, at their own risk and cost, access to the Property and to all technical records and other factual and engineering data relating to the Property which is in the possession of Globetech at all reasonable times subject always to Section 16.0, provided that Option Giver agrees to indemnify Globetech against and to save Globetech harmless from all costs, claims, liabilities and expenses that Globetech may incur or suffer as a result of any injury (including injury causing death) to Option Giver or any designated consultant of Option Giver while on the Property;

(c)

while exploration and development is carried out, furnish Option Giver with monthly progress reports and with a final report within 60 days following the conclusion of each program.  The final report shall show the exploration and development performed and the results obtained and shall be accompanied by a statement of costs and copies of pertinent plans, assay maps, diamond drill records and other factual engineering data.  All information and data concerning or derived from the exploration and development shall be kept confidential except as permitted under this Agreement;

(d)

deliver to Option Giver on or before March 15 in each year a report (including up-to-date maps if there are any) describing the results of work done in the last completed calendar year, together with reasonable details of all expenditures made;

(e)

do all work on the Property in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority;

(f)

file all expenditures made on the Property as assessment work;

(g)

indemnify and save Option Giver harmless in respect of any and all costs, claims, liabilities and expenses arising out of Globetech’s activities on the Property; provided that Globetech will incur no obligation thereunder in respect of claims arising or damages suffered after termination of the Option if upon termination of the Option any workings on or improvements to the Property made by Globetech are left in a safe condition; and

(h)

deliver to Option Giver forthwith after receipt by Globetech material data and results, assay results for samples taken from the Property, together with reports showing the location from which the samples were taken and the type of samples.

9.0

TERMINATION OF OPTION

9.1

If the Option is terminated otherwise than upon the exercise thereof pursuant to Section 5.1, Globetech will:

(a)

leave in good standing for a period of at least two years from the termination of the Option Period those mineral claims comprised in the Property that are in good standing on the date hereof and any other mineral claims comprised in the Property that arise because of this Agreement after the date hereof;

(b)

deliver to Option Giver a Bill of Sale in recordable form whereby the right, title and interest in the Property has been transferred to Option Giver or his nominee or nominees, free and clear of all liens or charges arising from Globetech’s activities on the Property;

(c)

deliver at no cost to Option Giver within 60 days of such termination copies of all reports, maps, assay results and other relevant technical data compiled by or in the possession of Globetech with respect to the Property and not theretofore furnished to Option Giver; and

(d)

comply with applicable laws and regulations regarding reclamation for activities carried out on the Property by Globetech.

9.2

Notwithstanding termination of the Option, Globetech will have the right, within a period of one year following the end of the Option Period, to remove from the Property all buildings, plant, equipment, machinery, tools, appliances and supplies which have been brought upon the Property by or on behalf of Globetech, and any such property not removed within such one year period will thereafter become the property of Option Giver.

10.0

ROYALTY

10.1

Globetech will pay to Option Giver a royalty equal to three percent (3%) NSR royalty (as defined in Subsection 1.1, subject to Subsection 10.6).  The Royalty will be payable for so long as Globetech and/or its successors and assigns hold any interest in the Property.

10.2

Globetech agrees to pay an advance royalty of $25,000 per year commencing on March 21, 2010 and continuing each and every year thereafter until Commencement of Commercial Production.  All such payments shall be paid in cash and deducted from the Royalty due to Option Giver if and when payments under the Royalty should commence.

10.3

Payment of the Royalty will be made quarterly within 60 days after the end of each yearly quarter based upon a year commencing on the 1st day of October and expiring on the 30th day of September in any year in which ores, concentrates or minerals are produced or removed from the Property.  Within 90 days after the end of each year for which the Royalty is payable, the records relating to the calculation of the Royalty for such year will be audited by Globetech and any adjustments in the payment of the Royalty will be made forthwith after completion of the audit.  All payments of the Royalty for a year will be deemed final and in full satisfaction of all obligations of Globetech in respect thereof if such payments or calculations thereof are not disputed by Option Giver within 30 days after receipt by Option Giver of the said audit statement.  Globetech will maintain accurate records relevant to the determination of the Royalty and Option Giver, or his authorized agent, shall be permitted the right to examine such records at all reasonable times.

10.4

The determination of the Royalty hereunder is based on the premise that production will be developed solely on the Property except that Globetech will have the right to commingle ore mined from the Property with ore mined and produced from other properties provided Globetech will adopt and employ reasonable practices and procedures for weighing, sampling and assaying, in order to determine the amounts of products derived from, or attributable to, ore mined and produced from the Property.  Globetech will maintain accurate records of the results of such sampling, weighing and analysis with respect to any ore mined and produced from the Property.  Option Giver or its authorized agents will be permitted the right to examine at all reasonable times such records pertaining to commingling of ore or to the calculation of NSR.

10.5

Globetech shall have a right of first refusal to acquire the Royalty.  If Option Giver wishes to dispose of its Royalty, Option Giver must first offer to sell it to Globetech for a price and on terms which Option Giver establishes including the financial value of any non-cash consideration specified.  Option Giver will provide Globetech with a written notice setting out the terms of the proposed sale (the “Notice”) and Globetech will have 90 days following receipt of the Notice to advise Option Giver if Globetech wishes to acquire the offered interest.  If Globetech does not exercise its right of first refusal Option Giver shall then have 180 days to dispose of his Royalty to a third party for the same or greater price and on the same term or terms no more favorable to the third party.  The right of first refusal shall not apply to a transfer by Option Giver to affiliated corporations provided such a corporation remains so for a least three years.

10.6

Option Giver grants to Globetech the right to purchase up to 2/3 of the Royalty from and in respect of the Property upon payment to Option Giver of $500,000 for each ½% of the Royalty at any time within five years of Commencement of Commercial Production.

11.0

FEASIBILITY STUDY

11.1

Upon the completion of a study of the feasibility of placing the Property into production (a “Feasibility Study”) that recommends that the Property be placed in commercial production, Globetech will issue to Option Giver an additional 400,000 common shares in the capital of Globetech, subject to the terms set out in Subsections 4.1(c) and (d).

12.0

POWER TO CHARGE PROPERTY

12.1

At any time after Globetech has exercised the Option, Globetech may grant mortgages, charges or liens (each a “mortgage”) of and upon the Property or any portion thereof, any mill or other fixed assets located thereon, and any or all of the tangible personal property located on or used in connection with the Property to secure financing of development of the Property, provided that, unless otherwise agreed to by Option Giver it will be a term of each mortgage that the mortgagee or any person acquiring title to the Property upon enforcement of the mortgage will hold the same subject to the rights of Option Giver hereunder as if the mortgagee or any such person had executed this Agreement as party of the first part.

12.2

Option Giver shall have no right to grant a mortgage, charge or lien against his interest in the Property without the consent of Globetech, such consent not to be unreasonably withheld.

13.0

TRANSFERS

13.1

Globetech may at any time either during the Option Period or thereafter, sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement provided that any purchaser, grantee or transferee of any such interest will have first delivered to Option Giver its agreement related to this Agreement and to the Property, containing:

(a)

a covenant by such transferee to perform all the obligations of Globetech to be performed under this Agreement in respect of the interest to be acquired by it from Globetech to the same extent as if this Agreement had been originally executed by Globetech and such transferee as joint and several obligors making joint and several covenants; and

(b)

a provision subjecting any further sale, transfer or other disposition of such interest in the Property and this Agreement or any portion thereof to the restrictions contained in this Section 13.1; and

the consent of Option Giver in writing has been obtained, such consent not to be unreasonably withheld.

13.2

No assignment by Globetech of any interest less than its entire interest in this Agreement and in the Property will, as between Globetech and Option Giver, discharge it from any of its obligations hereunder, but upon the transfer by Globetech of the entire interest at the time held by it in this Agreement (whether to one or more transferees and whether in one or in a number of successive transfers), Globetech will be deemed to be discharged from all obligations hereunder save and except for the payment of the Royalty or other fulfillment of contractual commitments accrued due before the date on which Globetech will have no further interest in this Agreement.

13.3

If Option Giver:

(a)

receives a bona fide offer from an independent third party (in this Section only a “Proposed Purchaser”) dealing at arm’s length with Option Giver to purchase all or substantially all of his interest in the Property, which offer Option Giver desires to accept; or

(b)

Option Giver intends to sell all or substantially all of his interest in the Property, Option Giver will first offer (the “Offer”) such interest in writing to Globetech upon terms no less favourable than those offered by the Proposed Purchaser or intended to be offered by Option Giver, as the case may be.

13.4

The Offer will specify the price and terms and conditions of such sale, the name of the Proposed Purchaser (which term will, in the case of an intended offer by Option Giver, mean the person or persons to whom Option Giver intends to offer his interest) and, if the offer received by Option Giver from the Proposed Purchaser provides for any consideration payable to Option Giver otherwise than in cash, the Offer will include Option Giver’s good faith estimate of the cash equivalent of the non-cash consideration.

13.5

If within a period of 60 days of the receipt of the Offer Globetech notifies Option Giver in writing that it will accept the same, Option Giver will be bound to sell such interest to Globetech (subject as hereinafter provided with respect to price) on the terms and conditions of the Offer.

13.6

If the Offer so accepted by Globetech contains Option Giver’s good faith estimate of the cash equivalent consideration as aforesaid, and if Globetech disagrees with Option Giver’s best estimate, Globetech will so notify Option Giver at the time of acceptance and Globetech will, in such notice, specify what it considers, in good faith, the fair cash equivalent to be and the resulting total purchase price.

13.7

If Globetech so notifies Option Giver, the acceptance by Globetech will be effective and binding upon Option Giver and Globetech and the cash equivalent of any such non-cash consideration will be determined by binding arbitration under the Commercial Arbitration Act (British Columbia) and will be payable by Globetech, subject to prepayment as hereinafter provided, within 60 days following its determination by arbitration.

13.8

Globetech will in such case pay to Option Giver, against receipt of an absolute transfer of clear and unencumbered title to the interest of Option Giver being sold, the total purchase price which is specified in its notice to Option Giver and such amount will be credited to the amount determined following arbitration of the cash equivalent of any non-cash consideration.

13.9

If Globetech fails to notify Option Giver before the expiration of the time limited therefor that it will purchase the interest offered, Option Giver may sell and transfer such interest to the Proposed Purchaser at the price and on the terms and conditions specified in the Offer for a period of 60  days, provided that the terms of Section 13.3 will again apply to such interest if the sale to the Proposed Purchaser is not completed within the said 60 days.

13.10

Any sale hereunder will be conditional upon the delivery by the Proposed Purchaser to Globetech of a written undertaking, in form and substance satisfactory to counsel for Globetech, to be bound by the terms and conditions of this Agreement.

13.11

Nothing herein shall prevent a party to this Agreement from transferring all but not less than all of its interest to a wholly-owned subsidiary of such party provided that such subsidiary remains a subsidiary of such party for not less than three years from the date of the transfer.

14.0

SURRENDER AND ACQUISITION OF PROPERTY
INTERESTS BEFORE TERMINATION OF AGREEMENT

14.1

Globetech may at any time either before or after the Commencement of Commercial Production, elect to abandon any one or more of the mineral claims comprised in the Property by giving notice to Option Giver of such intention.

14.2

For a period of 60 days after the date of delivery of such notice Option Giver may elect to have any or all of the mineral claims in respect of which such notice has been given transferred to him by delivery of a request therefor to Globetech, whereupon Globetech will deliver to Option Giver a Bill of Sale or other appropriate Deed or assurance in registrable form transferring such mineral claims to Option Giver.

14.3

Any claims so transferred, if in good standing at the date hereof or if Globetech causes the same to be placed in good standing after the date hereof, will be in good standing under the Mineral Tenure Act for at least 60 days from the date of transfer.

14.4

If Option Giver fails to make request for the transfer of any mineral claims as aforesaid within such 60-day period, Globetech may then abandon such mineral claim without further notice to Option Giver.

14.5

Upon any such transfer or abandonment, the mineral claims so transferred or abandoned will for all purposes of this Agreement cease to form part of the Property.

15.0

FORCE MAJEURE

15.1

If Globetech is at any time either during the Option Period or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of aboriginal land claims, strikes, walk-outs, labour shortages, power shortages, fuel shortages, fires, wars, acts of terrorism, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of Globetech, the time limited for the performance by Globetech of its obligations hereunder will be extended by a period of time equal in length to the period of each such prevention or delay, provided however that nothing herein will discharge Globetech from its obligations under Section 8.1(a).

15.2

Globetech will within 60 days give notice to Option Giver of each event of force majeure under Section 15.1 and upon cessation of such event will furnish Option Giver with notice to that effect together with particulars of the number of days by which the obligations of Globetech hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

15.3

After the Commencement of Commercial Production, Globetech will work, mine and operate the Property during such time or times as Globetech in its sole judgment considers such operations to be profitable.

15.4

Globetech may suspend or curtail operations (both before and after Commencement of Commercial Production) during periods when the products derived from the Property cannot be profitably sold at prevailing prices or if an unreasonable inventory thereof, in Globetech’s sole judgment, has accumulated or would otherwise accumulate.

16.0

CONFIDENTIAL INFORMATION

16.1

Confidentiality

Except as otherwise provided in this Agreement, each party agrees that without the prior written consent of the other party, it will treat as confidential and prevent disclosure to any third parties of any geological, geophysical or other factual and technical information and data relating to the Property or activities related to the Property.  This obligation shall be a continuing obligation of each party throughout the term of this Agreement and for a period of three years following termination of this Agreement.  Except as expressly provided herein, each of the parties shall be entitled to all information respecting the Property or activities related to the Property, including copies of all maps, data and reports which can be reproduced and which have not previously been furnished to the party.

16.2

Public Announcements

No party shall make any announcement, press release or public statement relating in any manner to this Agreement, the Property or activities related to the Property without first furnishing the proposed text thereof to the other party and obtaining the other party’s prior approval in writing, at least two business days prior to the proposed date of such disclosure, which approval shall not be unreasonably withheld or delayed.  Whenever practicable and appropriate, the parties hereby agree that any announcements, press releases or public statements shall be issued jointly by the parties.

16.3

Exceptions

The approval required by Sections 16.1 and 16.2 shall not apply to a disclosure:

(a)

to an affiliate, consultant, contractor, or subcontractor that has a bona fide need to be informed;

(b)

reasonably required by a third party or parties in connection with negotiations for a permitted transfer of an interest under this Agreement, an interest in the Property, or for a transfer of the Royalty, or the acquisition of an equity or other interest in a party to such third party or parties;

(c)

to a governmental agency or to the public which the disclosing party believes in good faith is required by pertinent law or regulation or the rules or policies of any stock exchange or securities regulatory authority;

(d)

reasonably required by a party in the prosecution or defense of a lawsuit or other proceeding;

(e)

as reasonably required by a financial institution or other similar entity in connection with any financing being undertaken by a party hereto for purposes of this Agreement;

(f)

information which is or becomes part of the public domain other than through a breach of this Agreement;

(g)

information already in the possession of a party or its affiliate prior to receipt thereof from any other party or its affiliates or development of such information under this Agreement;

(h)

information lawfully received by a party or an affiliate from a third party not under an obligation of secrecy to the other party; or

(i)

following termination of this Agreement, confidential information reasonably required by a third party or parties in connection with negotiating for a transfer of an interest in the Property.

In any case to which this Section 16.3 is applicable, the disclosing party shall provide the proposed text to the other party prior to making such disclosure.  As to any disclosure pursuant to Section 16.3(a), (b) or (e) only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure to the same extent as the parties are obligated under this Section 16.0.

17.0

ARBITRATION

17.1

All questions or matters in dispute limited to accounting with respect to the accounting of monies owed by Globetech as provided herein will be submitted to arbitration pursuant to the terms hereof.

17.2

It will be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration will have given not less than 30 days’ prior written notice of its intention to do so to the other party together with particulars of the matter in dispute.

17.3

On the expiration of such 30 days, the party who gave such notice may proceed to refer the dispute to arbitration as provided in Section 17.4.

17.4

The party desiring arbitration will appoint one arbitrator, and will notify the other party of such appointment, and the other party will, within 30 days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, will, within 30 days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator to act with them and be chairman of the arbitration herein provided for.

17.5

If the other party will fail to appoint an arbitrator within 30 days after receiving notice of the appointment of the first arbitrator, and if the two arbitrators appointed by the parties fail to agree on the appointment of the chairman, the chairman will be appointed under the provision of the Commercial Arbitration Act (British Columbia).

17.6

Except as specifically otherwise provided in Section 17.4 the arbitration herein provided for will be conducted in accordance with such Act.

17.7

The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, will fix a time and place in Vancouver, British Columbia, for the purpose of hearing the evidence and representations of the parties, and he will preside over the arbitration and determine all questions of procedure not provided for under such Act or this Section.

17.8

After hearing any evidence and representations that the parties may submit, the single arbitrator, or the arbitrators, as the case may be, will make an award and reduce the same to writing, and deliver one copy thereof to each of the parties.

17.9

The expense of the arbitration will be paid as specified in the award.

17.10

The parties may agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, will be final and binding upon each of them.

18.0

DEFAULT AND TERMINATION

18.1

Notwithstanding Section 4.0, if at any time during the Option Period Globetech fails to perform any obligation required to be performed hereunder or is in breach of a warranty given herein, which failure or breach materially interferes with the implementation of this Agreement, Option Giver may terminate this Agreement but only if:

(a)

he first gives to Globetech a notice of default containing particulars of the obligation which Globetech has not performed, or the warranty breached; and

(b)

Globetech has not, within 60 days after delivery of such notice of default, cured such default or begun proceedings to cure such default by appropriate payment or performance (Globetech hereby agreeing that should it so begin to cure any default it will prosecute the same to completion without undue delay).

18.2

If Globetech fails to comply with the provisions of Section 18.1(b) Option Giver may thereafter terminate this Agreement, and the provisions of Section 9.0 will then be applicable.

18.3

Globetech may permanently discontinue mining operations on the Property at any time after the Commencement of Commercial Production when in its opinion no further mining operations can be economically carried out thereon.

18.4

At such time Globetech will sell or otherwise dispose of all mining plant and equipment used on the Property, effect all reclamation work as required by law, and sell or otherwise dispose of the Property as it thinks fit.

18.5

Any purchaser of the Property after termination of mining operations will take the same free of all claims save and except for the Royalty in favour of Option Giver.

18.6

The accounts of Globetech relating to the termination of mining operations on the Property will be audited by the auditors of Globetech as soon as practicable after the sale or disposition of all mining plant and equipment and the Property and completion of reclamation.

18.7

Final settlement of any Royalty payable to Option Giver will be effected without delay after receipt of the final audit determination.

18.8

After receipt of such final audit determination and payment of Royalty, if any, this Agreement and the mutual obligations of Globetech and Option Giver hereunder will terminate.

18.9

Globetech may retain for its other mining operations any plant or equipment used on the Property and no longer required for operations on the Property.

19.0

AREA OF COMMON INTEREST

19.1

The Area of Common Interest shall be deemed to comprise that area which is included within 5.0 kilometres of the outermost boundary of the Property as at the date of execution of this Agreement.  Nothing in this Agreement shall cause the Area of Common Interest to be expanded.

19.2

If at any time during the subsistence of this Agreement any party or an affiliate of any party (in this Section only called in each case the “Acquiring Party”) stakes or otherwise acquires, directly or indirectly, any right to or interest in any mining claim, licence, lease, grant, concession, permit, patent, or other mineral property located wholly or partly within the Area of Common Interest referred to in Section 19.1, the Acquiring Party shall forthwith give notice to the other party of that staking or acquisition, the total cost thereof and all details in the possession of that party with respect to the details of the acquisition, the nature of the property and the known mineralization.

19.3

The other party may, within 30 days of receipt of the Acquiring Party’s notice, elect, by notice to the Acquiring Party, to require that the mineral properties and the right or interest acquired be included in and thereafter from part of the Property for all purposes of this Agreement.

19.4

If the election aforesaid is made, Globetech shall reimburse the Acquiring Party (if the Acquiring Party is Option Giver) for the cost of acquisition.  If the Acquiring Party is Globetech it shall not be entitled to reimbursement of its costs of acquisition.  In any event, all costs of acquisition shall be deemed to be part of the exploration and development expenses to be incurred by Globetech to earn an interest in the Property.

19.5

If the other party does not make the election aforesaid within that period of 30 days, the right or interest acquired shall not form part of the Property and the Acquiring Party shall be solely entitled thereto.

19.6

Globetech shall be entitled, at any time and from time to time, to surrender all or any part of the Property or to permit the same to lapse, but only upon first giving 60 days’ notice of its intention to do so to Option Giver.  In this latter event, Option Giver shall be entitled to receive from Globetech, on request prior to the date of the surrender or lapse, a conveyance of that portion of the Property intended for surrender or lapse, together with copies of any plans, assay maps, diamond drill records and factual engineering data in Globetech’s possession and relevant thereto.  Any part of the Property so acquired shall cease to be subject to this Agreement and shall not be subject to Section 19.2.  Any part of the Property which has not been so acquired by any of the parties shall remain subject to Section 19.2.

20.0

NOTICES

20.1

Each notice, demand or other communication required or permitted to be given under this Agreement will be in writing and will be sent by prepaid registered mail deposited in a post office in Canada addressed to the party entitled to receive the same, or delivered to such party, at the address for such party specified or by facsimile, in each case addressed as applicable as follows:

(a)

If to Globetech at:

Suite 677 – 999 Canada Place

Vancouver, BC  V6C 3E1

Attention:

Casey Forward

Facsimile:

(604) 669-2836

(b)

If to Option Giver at:

_________________________

_________________________

Attention:

J. Peter Option Giver

Facsimile:

(___) _____________

or to such other address as is specified by the particular party by notice to the others.

20.2

The date of receipt of such notice, demand or other communication will be the date of delivery thereof if delivered or the date of sending it by facsimile, or, if given by registered mail as aforesaid, will be deemed conclusively to be the third day after the same will have been so mailed except in the case of interruption of postal services for any reason whatever, in which case the date of receipt will be the date on which the notice, demand or other communication is actually received by the addressee.

20.3

Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice will be given to it thereafter until further change.

21.0

GENERAL

21.1

This Agreement will supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

21.2

No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance of such other of its obligations hereunder will be deemed or construed to be a consent to or a waiver of any other breach or default.

21.3

The parties will promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the parties in the Property.

21.4

This Agreement and any other writing delivered pursuant hereto may be executed in any number of counterparts with the same effect as if all parties to this Agreement or such other writing had signed the same document and all counterparts will be construed together and will constitute one and the same instrument.

21.5

This Agreement will be governed and construed according to the laws of the Province of British Columbia and the laws of Canada applicable therein and the parties hereby attorn to the jurisdiction of the Courts of British Columbia in respect of all matters arising hereunder.

21.6

This Agreement will enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors and permitted assigns.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

GLOBETECH VENTURES CORP.

Per:

Authorized Signatory

SIGNED, SEALED AND DELIVERED in the presence of: Signature Address Occupation	JOHN PETER ROSS

SCHEDULE “A”

This is Schedule “A to that Agreement dated March ___, 2005 between Globetech Ventures Corp. and John Peter Option Giver.

TENURE NUMBER	NO. OF UNITS	EXPIRY DATE
507589	17	July 8, 2005
507590	13	February 4, 2006
505862	20	February 5, 2006
505975	7	February 21, 2006